EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Mobility Electronics, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Mobility Electronics, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Mobility Electronics, Inc.
Our report with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, refers to the Company’s adoption of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” effective January 1, 2006.
/s/ KPMG LLP
Phoenix, Arizona
June 8, 2007